EXHIBIT 10.10

                      M.H. MEYERSON & CO., INC. LETTERHEAD



August 19, 1996

Carl H. Canter
President
C-Square Ventures, Inc.
551 N.W. 77th Street, Suite 109
Boca Raton, FL.  33487-1330

Dear Mr. Canter:

THIS AGREEMENT (the "Agreement") is made as of August 19, 1996 between C-SQUARE Ventures, Inc. ("C-SQUARE") and M.H. Meyerson & Co., Inc. ("MEYERSON").

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

MEYERSON and C-SQUARE agree that MEYERSON will perform investment banking services on the terms set forth below for a period of three years from the date hereof. These services will be performed on a best efforts basis and will include, without limitation, assistance in mergers, acquisitions, and internal capital structuring and the placement of new debt and equity issues, all with the objective of accomplishing C-SQUARE's business and financial goals. In each instance, MEYERSON shall endeavor to assist, subject to market conditions, in identifying corporate candidates and sources of private and institutional funds; providing planning, structuring, strategic and other advisory services; and assisting in negotiations on behalf of C-SQUARE. In each case, MEYERSON will provide such services, and only such services, as C-SQUARE and MEYERSON mutually agree. MEYERSON agrees to exert its best efforts to accomplish the goals established by MEYERSON and C-SQUARE. MEYERSON and C-SQUARE shall comply with all applicable laws including, without limitation, those of the National
Association of Securities Dealers, Inc., and the Securities and Exchange Commission, in connection with the performance of this Agreement.

In exchange for and in consideration of the services to be rendered by MEYERSON as aforesaid, C-SQUARE will grant to MEYERSON a total of 150,000 shares of common Treasury stock with piggyback demand registration rights which MEYERSON will pay for. If the Company should at any time or from time to time hereafter issue any shares of Common Stock in connection with a stock split or a recapitalization or as a dividend, then forth with upon such issue MEYERSON's shares shall also be adjusted.

We will receive a non-accountable expense allowance of $3,500.00 upon the signing of this agreement for due diligence and general corporate expenses.
MEYERSON shall be entitled to additional commissions arising out of any transactions that are proposed or executed by us during the term of this Agreement and to the extent that they are normal and ordinary for such transactions. In addition, MEYERSON will be reimbursed for any reasonable out of pocket expenses that it may incur in connection with its services on behalf of the Company that is approved in advance by its Chief Financial Officer.

C-SQUARE agrees to indemnify and hold MEYERSON and its associates harmless from and against all losses, claims, damages, liabilities, costs or expenses arising out of MEYERSON entering into or performing services under this Agreement.

This Agreement shall be construed and enforced according to the laws of the State of New Jersey and shall be binding upon each of the parties hereto and their respective successors, assigns and designees; provided, however, that no party hereto shall assign its rights or delegate its duties hereunder without the prior written consent of the other party.








IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

M.H. MEYERSON & CO., INC.                   C-SQUARE VENTURES, INC.

s/Michael Silvestri                                 s/Carl H. Canter


Michael Silvestri                                   Carl H. Canter
President                                           President
                                                                         8/20/96